                           SCHEDULE 14A INFORMATION


       Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant   [X]

Filed by a party other than the registrant    [ ]

Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                           BIORELIANCE CORPORATION

------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
       0-11.

       (1)    Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)    Proposed maximum aggregate value of transaction:

       (5)    Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)    Amount Previously Paid:

       (2)    Form, Schedule or Registration Statement No.:

       (3)    Filing Party:

       (4)    Date Filed:

                           BIORELIANCE CORPORATION
                             14920 BROSCHART ROAD
                             ROCKVILLE, MD 20850

                                APRIL 30, 2001

                                --------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                --------------



To the Stockholders of
   BIORELIANCE Corporation:

     The 2001 Annual Meeting of Stockholders of BioReliance Corporation will be held at 14920 Broschart Road, Rockville, Maryland 20850 on Wednesday, June 13, 2001 at 10:00 a.m. local time for the following purposes:

        1. To elect two Class I directors to serve three-year terms, expiring in 2004.

        2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors for the Corporation for the fiscal year ending December 31, 2001.

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of common stock whose names appear of record on the books of BioReliance at the close of business on April 20, 2001 are entitled to notice of and to vote at the meeting or at any adjournment thereof. A list of such stockholders will be available for inspection by stockholders at the principal office of BioReliance Corporation for a period of ten days prior to the meeting date.

                                           By Order of the Board of Directors


                                       /s/ John L. Coker
                                           John L. Coker
                                             Secretary

-----------------------------------------------------------------------------

       WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE,
  DATE AND SIGN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. A POSTAGE-PAID-
         RETURN-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

-----------------------------------------------------------------------------

                           BIORELIANCE CORPORATION
                             14920 BROSCHART ROAD
                             ROCKVILLE, MD 20850


                                -------------

                               PROXY STATEMENT
                                     FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                JUNE 13, 2001

                                -------------


                             GENERAL INFORMATION

     The Board of Directors of BioReliance Corporation ("BioReliance" or the "Corporation") is sending you this Proxy Statement in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on June 13, 2001 at 14920 Broschart Road, Rockville, Maryland 20850 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at all adjournments thereof (the "Annual Meeting"). This Proxy Statement is first being mailed to the Corporation's stockholders on or about May 2, 2001.

PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, holders of record of the Corporation's outstanding shares of common stock, will be asked to consider and vote upon the following matters:

        (i) To elect two Class I directors to serve three-year terms, expiring in 2004 ("Proposal I").

        (ii) To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors for the fiscal year ending December 31, 2001 ("Proposal II").

        (iii) To transact such other business as may properly come before the Annual Meeting.

     The Board unanimously recommends that stockholders vote FOR each of the proposals described in this Proxy Statement. As of the date of this Proxy Statement, the Board knows of no other business to come before the Annual Meeting.

RECORD DATE; QUORUM; VOTE REQUIRED

     The Board has fixed the close of business on April 20, 2001 as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). As of the Record Date, there were 8,198,082 shares of common stock outstanding. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Each share of common stock entitles the record holder thereof to one vote on each matter that may properly come before the Annual Meeting. The two nominees for election as directors receiving the vote of the greatest number of shares of common stock represented in person or by properly executed proxy shall be elected to the Board of Directors as set forth in Proposal I. The affirmative vote of a majority of the shares of common stock represented in person or by properly executed proxy is required to ratify the appointment of PricewaterhouseCoopers as set forth in Proposal II.

     Abstentions will be counted for purposes of determining the presence or absence of a quorum and the total number of votes cast with respect to a proposal. Shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the absence or presence of a quorum. Broker Shares that are not voted with respect to any matter will not be included in determining the total number of votes cast with respect to such matter. Both abstentions and broker non-votes will be counted as shares present for purposes of obtaining a quorum, but will be disregarded in calculating the total votes on each of the two proposals.

PROXIES

     All shares of common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the election of the Board's two nominees as directors of the Corporation, FOR the approval of the appointment of the independent auditors, and in the discretion of the proxy holder as to any other matter which may properly come before the Annual Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Corporation, at or before the Annual Meeting, a written notice of revocation bearing a date later than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Corporation at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

     The Corporation will bear the cost of the solicitation. In addition to solicitation by mail, the Corporation will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of common stock and will reimburse them for their reasonable expenses in so doing. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means.

     The Corporation's Annual Report to Stockholders containing the Corporation's financial statements for the fiscal year ended December 31, 2000 is being mailed with this Proxy Statement. The Annual Report does not constitute a part of the proxy soliciting material.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 1, 2001 with respect to the beneficial ownership of common stock by (i) each person known to the Corporation to be the beneficial owner of more than 5% of its outstanding shares of common stock, (ii) each director of the Corporation,
(iii) each executive officer named in the Summary Compensation Table included in this Proxy Statement, and (iv) all directors and executive officers of the Corporation as a group.

                                                                     Common Stock
                                                -----------------------------------------------------
Name and Address                                 Amount and Nature of            Percent of
----------------                                 --------------------            ----------
of Beneficial Owner(1)                                Beneficial                   Class
----------------------                                ----------                   -----
                                                     Ownership (2)
                                                     -------------
Sidney R. Knafel(3)
   126 East 56th St.
   New York, NY 10022.......................           2,932,798                    35.7%
Brown Capital Management, Inc.
   809 Cathedral St.
   Baltimore, MD 21201 (4)..................           1,517,400                    18.5%
State of Wisconsin Investment Board
   P.O. Box 7842
   Madison, WI 53707(5).....................             470,700                     5.7%
The Douglas R. Knafel 1978 Trust
   126 East 56th St.
   New York, NY 10022.......................             459,974                     5.6%
The Andrew G. Knafel 1978 Trust
   126 East 56th St.
   New York, NY 10022.......................             459,974                     5.6%
Royce & Associates, Inc.
   1414 Avenue of the Americas
   New York, NY  10019 (6)..................             441,900                     5.4%
Capers W. McDonald..........................             293,636                     3.6%
William J. Gedale...........................              18,499                      *
Victoria Hamilton...........................              98,777                     1.2%
Gordon J. Louttit...........................              21,499                      *
Leonard Scherlis, M.D.(7)...................              68,777                      *
Allan J. Darling, Ph.D......................              12,125                      *
John A. Gilly, Ph.D.........................              12,300                      *
David Jacobson-Kram, Ph.D...................               3,723                      *
Michael E. Wiebe, Ph.D......................              18,700                      *
All directors and executive officers as
   a group (13 persons)(3)(7)...............             3,508,116                   42.8%


----------

* Less than 1%.

  (1) Unless otherwise set forth in the table, the address for the listed beneficial owners and directors and executive officers is 14920 Broschart Road, Rockville, MD 20850.

  (2) Under the rules of the Securities and Exchange Commission, shares of the Corporation's common stock that a person has the right to acquire within 60 days of March 1, 2001 upon the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Accordingly, the totals for the following persons include the following shares represented by options exercisable within 60 days of March 1, 2001: Mr. Knafel, 19,332 shares; Mr. McDonald, 10,400 shares; Mr. Gedale 18,499 shares; Ms. Hamilton, 19,332 shares; Mr. Louttit, 20,499 shares; Dr. Scherlis, 19,332 shares; Dr. Darling, 12,125 shares; Dr. Gilly, 11,800 shares; Dr. Jacobson-Kram, 3,457 shares; Dr. Wiebe 18,700; and all directors and executive officers as a group, 165,742 shares.

  (3) Includes 59,010 shares owned by Mr. Knafel's wife's estate, 70,000 shares owned by a corporation of which Mr. Knafel is a director and officer, and 1,482,047 shares owned by trusts for the benefit of Mr. Knafel's children, as to all of which shares Mr. Knafel disclaims beneficial ownership. Excludes 280,810 shares owned by an adult child of Sidney R. Knafel, as to which shares Mr. Knafel also disclaims beneficial ownership.

  (4)   As reported on Schedule 13G Amendment 1, dated February 15, 2001.

  (5)   As reported on Schedule 13G Amendment 1, dated February 14, 2001.

  (6) As reported on Schedule 13G Amendment 1, dated February 5, 2001. Includes 3,200 shares owned by Royce Management Company.

  (7) Excludes 13,050 shares owned by Dr. Scherlis' children and 1,482,047 shares held by trusts of which an adult child of Dr. Scherlis is trustee, as to which shares Dr. Scherlis disclaims beneficial ownership.


                                  PROPOSAL I
                            ELECTION OF DIRECTORS
ELECTION OF DIRECTORS

     The Board of Directors consists of three classes of directors, with two directors in each of Class I, Class II and Class III. Directors hold office for staggered terms of three years or until their successors have been duly elected and qualified. Directors in one of the three classes will be elected each year at the Annual Meeting of Stockholders to succeed the directors whose terms are ending. The Class I directors, William J. Gedale and Gordon J. Louttit, whose terms expire at the Annual Meeting, have been nominated to stand for re-election to the board for terms expiring at the Annual Meeting of Stockholders in 2004 or until their successors have been duly elected and qualified. The directors in Class II and Class III are serving terms ending at the Annual Meeting of Stockholders in 2002 and 2003, respectively.

     You may not vote for more than two nominees. Each of the nominees has consented to serve, and the Board knows of no reason why any nominee will be unavailable or unable to serve. If any nominee should for any reason become unavailable for election, the proxy holders will vote for such other nominee as may be proposed by the Board.

     Background information about the two nominees and other directors continuing in office is set forth below, including any position(s) they hold with the Corporation.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS


                                  POSITIONS OR OFFICES       SERVED AS DIRECTOR
            NAME                  WITH THE CORPORATION       CONTINUOUSLY SINCE             AGE
            ----                  --------------------       ------------------             ---
William J. Gedale.......                  None                      1991                     58
Gordon J. Louttit.......                  None                      1980                     53

     William J. Gedale has been a Director of the Corporation since 1991. He is also the President and Chief Executive Officer of Mount Everest Advisors LLC, an investment counseling firm, where he has served since 1996. From April 1998 to October 1998, Mr. Gedale also served as the President of Sheer Asset Management Inc., an investment advisory company. From 1995 to 1996, he was a Managing Director of John W. Bristol and Co., an investment counseling firm. From 1989 to 1995, Mr. Gedale served as President and Chief Executive Officer of General American Investors Corporation, Inc., a closed-end investment fund. Mr. Gedale is a trustee of Neurosciences Research Foundation, a director of the New York Hospital Departmental Associates, and a member of the New York Society of Security Analysts. He holds a M.B.A. from New York University and a J.D. from Fordham University.

     Gordon J. Louttit has been a Director of the Corporation since 1980. Since 1995, he has also served as Senior Vice President, General Counsel and Secretary of The Aerospace Corporation, a non-profit organization that provides technical support to government aerospace programs. From 1985 to 1995, he served as Vice President, Assistant General Counsel and Secretary of Whittaker Corporation, an electronics and aerospace manufacturer that was the former parent company and a stockholder of the Corporation. As part of his duties, Mr. Louttit was also responsible for budgeting of his direct department. Mr. Louttit is currently a director of Property Prep Inc., an environmental services provider, and also a director of Adopt-a-Storm-Drain, Inc., a non-profit public services company whose mission is to improve the environmental quality of storm drain runoff into coastal waters. Mr. Louttit holds a J.D. from UCLA Law School and has attended courses in finance and accounting for management professionals and attorneys.

CLASS II DIRECTORS


                                  POSITIONS OR OFFICES       SERVED AS DIRECTOR
            NAME                  WITH THE CORPORATION       CONTINUOUSLY SINCE             AGE
            ----                  --------------------       ------------------             ---
Victoria Hamilton.........                None                      1982                     47
Leonard Scherlis, M.D.....                None                      1982                     80

    Victoria Hamilton has been a Director of the Corporation since 1982.
Since January 1999, she has been an independent advisor to a number of public and private companies and a principal of The Washington Advisory Group. From March 1999 through December 2000, she was acting Chief Operating Officer of Source Media, Inc. Ms. Hamilton served as Executive Vice President and Chief Operating Officer of General American Investors Corporation, Inc. from August 1995 through December 1998, and as Vice President of General American Investors Corporation, Inc. from February 1992 through August 1995. In her duties as Chief Operating Officer of General American Investors Corporation, Inc., Ms. Hamilton participated in financial oversight of the organization. Ms. Hamilton also served as a director of General American Investors Corporation, Inc. from March 1996 through December 1998 and is currently a director of Caswell Massey Ltd., a private company, headquartered in Edison, New Jersey. From 1982 to 1992, Ms. Hamilton was an Associate of SRK Management

Corporation, an investment and venture capital firm. She holds an A.B. and M.B.A. from Harvard University.

Leonard Scherlis, M.D. has been a Director of the Corporation since 1982. Dr. Scherlis is Professor Emeritus of Medicine at the University of Maryland Medical School, and has served as a research professor in the School's Department of Epidemiology and Preventive Medicine since 1987. He also is a member of the boards of the Maryland Medical Research Institute and the Clinical Trials and Surveys Corporation. He received a B.A. and M.D. from The Johns Hopkins University. Dr. Scherlis is the brother-in-law of Mr. Knafel, who serves as Chairman of the Board of the Corporation and is the Corporation's principal stockholder.

CLASS III DIRECTORS


                                  POSITIONS OR OFFICES       SERVED AS DIRECTOR
            NAME                  WITH THE CORPORATION       CONTINUOUSLY SINCE             AGE
            ----                  --------------------       ------------------             ---
Sidney R. Knafel.............     Chairman of the Board              1982                     70


Capers W. McDonald...........     President and Chief
                                   Executive Officer                 1992                     49

     Sidney R. Knafel has served as Chairman of the Board of the Corporation since 1982 and is the Corporation's principal stockholder. Since 1982, he has also been the managing partner of SRK Management Corporation, an investment and venture capital concern. Mr. Knafel is Chairman of Insight Communications Company, Inc., and also serves as a director of General American Investors Corporation, Inc., IGENE Biotechnology, Inc., NTL Incorporated, Source Media, Inc., and various private companies. Mr. Knafel holds an A.B. and M.B.A. from Harvard University and is a Certified Financial Analyst. Mr. Knafel is the brother-in-law of Dr. Scherlis, a Director of the Corporation.

     Capers W. McDonald has served as President, Chief Executive Officer and a Director of the Corporation since June 1992. From 1989 to 1992, Mr. McDonald served as President of Spectroscopy Imaging Systems Corporation, a joint-venture of Siemens Medical Systems, Inc. and Varian Associates, Inc. in California. Before 1989, he held senior management positions with Hewlett-Packard Corporation in the Analytical Products Group and with HP Genenchem. Mr. McDonald is Vice Chair for Biotechnology of the Technology Council of Maryland and is a co-founder and past Chair of the Maryland Bioscience Alliance, a cooperative business association of approximately 100 bioscience companies from throughout the state. Mr. McDonald received a S.M. in Mechanical Engineering from Massachusetts Institute of Technology and a M.B.A. from Harvard Business School.


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES
                          FOR ELECTION AS DIRECTORS.

EXECUTIVE OFFICERS OF THE REGISTRANT

        Set forth below are the names and ages of the Corporation's executive officers, the positions and offices they hold with the Corporation, their terms as officers and their business experience. Executive officers are elected by the Board of Directors and serve at the discretion of the Board.


NAME                                  AGE                          POSITION
----                                  ---                          --------
Capers W. McDonald....................49     President, Chief Executive Officer and Director

Ronald R. Baker.......................50     Vice President, Sales and Marketing

John L. Coker.........................54     Vice President, Finance and Administration; Chief
                                             Financial Officer, Treasurer and Secretary

Raymond F. Cosgrove, Ph.D. ...........53     Vice President, European Testing and Development

Allan J. Darling, Ph.D. ..............40     Vice President, U.S. Biosafety Testing

John A. Gilly, Ph.D...................43     Vice President, Manufacturing


David Jacobson-Kram, Ph.D., D.A.B.T...52     Vice President, Toxicology and Laboratory Animal
                                             Health Services

Michael E. Wiebe, Ph.D................58     Vice President, Regulatory Affairs and Quality
                                             Assurance; Vice President, Research and Development;
                                             and Chief Scientific Officer


Capers W. McDonald - refer to "Class III Directors" on page 6 of this proxy.

Ronald R. Baker joined the Corporation as Vice President, Sales and Marketing in December 2000. From 1993 to 2000, Mr. Baker was the General Manager and Director of Business Development of Diagnostic Assay Services, Inc. From 1988 to 1993, Mr. Baker was the Vice President, Director of Sales and Marketing at Molecular Oncology, Inc. From 1984 to 1988, Mr. Baker was the Vice President, Sales and Marketing for International Clinical Laboratories, Inc. Before 1984, Mr. Baker held positions in the marketing and sales areas of a number of companies, including Corning Healthcare (MetPath, Inc.), NCR Corporation and Roche Biomedical Laboratories, Inc. Mr. Baker earned a M.B.A. from Fairleigh Dickinson University and a B.S. in Biology from Loyola College.

John L. Coker joined the Corporation as Vice President, Finance and Administration, Chief Financial Officer and Treasurer in June 2000. From 1999 to 2000, he served as Vice President, Chief Financial Officer, Secretary and Treasurer of Osiris Therapeutics, Inc., a development-stage cell and gene therapy company headquartered in Baltimore, MD. From 1994 to 1999, Mr. Coker served as the chief financial officer of Oncor, Inc., a multi-product life science company located in Gaithersburg, MD. From 1983 to 1994, he served as chief financial officer for various technology companies, including Spacehab, Inc., American Mobile Satellite Corporation, and Federal Data Systems, Inc. From 1972 to 1983 Mr. Coker was a public accountant with Price Waterhouse. Mr. Coker earned a M.B.A. from the University of Michigan and a B.A. in Chemistry from Duke University.

Raymond F. Cosgrove, Ph.D. joined the Corporation in February 1993 as Managing Director of BioReliance Ltd. He has served as Vice President, European Testing and Development since 1994 and as a Director of BioReliance Holding GmbH since 1996. From 1989 to 1993, Dr. Cosgrove was the Director of Business Development of Shandon Scientific, Ltd., a manufacturer and distributor of clinical laboratory equipment and diagnostic reagents. Dr. Cosgrove holds a Ph.D. in Microbiology from London University.

Allan J. Darling, Ph.D. joined the Corporation in 1995 as Director, Process Validation, became the Director, Virology in 1997, and was promoted to Vice President, U.S. Biosafety Testing in April 1998. From 1991 to 1995, Dr. Darling was the Director of Viral Validation and Protein Chemistry at Q-One Biotech, Ltd. From 1985 to 1991, Dr. Darling held post-doctoral research positions at the Beatson Institute for Cancer Research, Glasgow, U.K. and the Medical Research Council Institute of Virology, Glasgow, U.K. Dr. Darling earned a Ph.D. in Biological Sciences from the University of Dundee and a BSc
(Hons) in Microbiology from the University of Edinburgh.

John A. Gilly, Ph.D. joined the Corporation in January 1999 as Vice President, Manufacturing. Before joining the Corporation, Dr. Gilly served as the Vice President of Biopharmaceutical Operations of ImClone Systems, Inc. from 1995 to 1998 and as the Vice President, Product and Process Development from 1992 to 1995. From 1980 to 1992, Dr. Gilly held increasingly responsible positions with Connaught Laboratories, Inc. Dr. Gilly received a Ph.D. in Molecular Biology from Lehigh University and holds a M.S. in Biochemistry from the University of Scranton.

David Jacobson-Kram, Ph.D., D.A.B.T, joined the Corporation in 1988 as Director of the Genetic Toxicology Division and became Vice President, Toxicology and Laboratory Animal Health Services in 1999. Dr. Jacobson-Kram was a member of the faculty of Johns Hopkins University Oncology Center from 1984 to 1990 and was a member of the faculty of George Washington University School of Medicine from 1979 to 1984. During this same period Dr. Jacobson-Kram served, on a part-time basis, as a geneticist in the Office of Toxic Substances at the Environmental Protection Agency and as Acting Branch Chief in EPA's Office of Research and Development. From 1976 to 1979, Dr. Jacobson-Kram served as a staff fellow and then a senior staff fellow at the National Institute on Aging. Dr. Jacobson-Kram received a Ph.D. in embryology from the University of Connecticut. In 1996 Dr. Jacobson-Kram became a Diplomate of the American
Board of Toxicology (D.A.B.T.).

Michael E. Wiebe, Ph.D. joined the Corporation in August 1998 as Vice President, Research and Development and Chief Scientific Officer. In June 1999, Dr. Wiebe assumed the additional responsibility of Vice President, Regulatory Affairs and Qualify Assurance. From 1984 to 1998, Dr. Wiebe held senior management positions at Genentech, Inc., including Senior Director, Quality Control from 1996 to 1998, Director, Quality Control from 1990 to 1996 and Associate Director, Medicinal and Analytical Chemistry and Senior Scientist prior to 1990. From 1973 until 1985, he was an Associate Professor of Microbiology at Cornell University Medical College. Dr. Wiebe was associated with the New York Blood Center from 1980 to 1984 and became its Director of Leukocyte Products R&D in 1983. Dr. Wiebe earned a Ph.D. in Microbiology from the University of Kansas and served as a NIH post-doctoral research fellow in molecular virology at Duke University Medical School.

BOARD OF DIRECTORS AND COMMITTEES

     The Board held seven meetings during the year ended December 31, 2000. Each director attended at least 75% of the board and committee meetings he or she was eligible to attend.

     The standing committees of the Board include the Audit Committee and the Compensation Committee. The Audit Committee and the Compensation Committees each consists entirely of non-employee directors. The Board has not appointed a nominating committee.

     The Audit Committee reviews the adequacy of systems and procedures for preparing the financial statements and the suitability of internal financial controls. The Audit Committee also reviews and approves the scope and performance of the independent auditors' work. Mr. Knafel, Mr. Louttit and Ms. Hamilton serve as members of the Audit Committee, and Mr. Louttit serves as Chairman of the Audit Committee. The Audit Committee met five times during the fiscal year ended December 31, 2000.

     The Compensation Committee administers the Amended and Restated BioReliance 1997 Incentive Plan and reviews and sets compensation of the executive officers of the Corporation. Mr. Gedale, Mr. Knafel and Dr. Scherlis serve as members of the Compensation Committee, and Mr. Gedale serves as Chairman of the Compensation Committee. The Compensation Committee met five times during the fiscal year ended December 31, 2000.

INDEPENDENCE OF AUDIT COMMITTEE MEMBERS

     Mr. Louttit, Mr. Knafel and Ms. Hamilton, all of whom are members of the Audit Committee, are independent as defined by the applicable listing standards of the Nasdaq.

AUDIT COMMITTEE CHARTER

     The Board of Directors has adopted a written charter for the Audit Committee, which was amended on March 1, 2001. The Board of Directors reviews and approves any changes to the Audit Committee charter annually.

COMPENSATION OF DIRECTORS

     Automatic Option Grants. During 2000, each non-employee director received an annual automatic grant to purchase 5,000 shares of common stock at an exercise price of $5.25 per share, the fair market value of the common stock on the date of grant. The chairperson of each board committee received an additional annual automatic grant to purchase 500 shares of common stock at the same exercise price.

      Expenses. Directors are reimbursed for travel costs and other out-of-pocket expenses incurred in attending each directors' meeting and committee meeting.

COMPENSATION OF MEMBERS OF SCIENTIFIC ADVISORY BOARD

      In addition to its Board of Directors, the Corporation has a Scientific Advisory Board that provides guidance to management on research and development activities. The Board of Directors appoints the members of the Scientific Advisory Board. The members of the Scientific Advisory Board are:

         Dr. Richard J. Albertini;
         Dr. Bernard Francis Xavier Gannon;
         Dr. Gerard J. McGarrity;
         Dr. Jeffrey M. Ostrove;
         Dr. John E. Shively; and
         Dr. Michael E. Wiebe.

      Dr. Wiebe also serves as the Chief Scientific Officer of the Corporation. Each non-employee member of the Scientific Advisory Board receives:

         -    An annual fee of $2,000;

         -    A stipend and expenses for each meeting attended;

         - An automatic grant of 1,000 non-qualified stock options upon appointment to the Scientific Advisory Board; and

         - An annual automatic option grant of 500 non-qualified stock options on the first business day on or after January 1 of each year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In May 1999, the Corporation loaned $100,000 to James Harris, at that time its Vice President, Marketing and Client Services. The promissory note evidencing the loan bears interest at a rate of 5.5% per annum and has a term of five years. The Corporation has agreed to forgive the loan in four equal portions of $25,000 per year, plus accrued interest, beginning on the first anniversary date of the loan, as long as Mr. Harris continues to be employed by the Corporation. The first portion of $25,000, plus accrued interest, was forgiven in May 2000. Mr. Harris has been on long-term disability since September 2000.

     In the event Mr. Harris voluntarily terminates his employment, or is terminated by the Company for cause, during the term of the loan, he will be required to repay any unforgiven portions of the loan to the Corporation on a pro rata basis annually. Mr. Harris is responsible for any income tax liability resulting from the loan. The remaining loan balance may be prepaid in whole or in part at any time without premium or penalty.

     Beginning in April 2000, the Corporation retained the consulting services of two members of its Board of Directors to assist the Corporation with business development. Mr. Gedale was paid $60,000 and Ms. Hamilton was paid $50,000.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table presents information concerning compensation paid or accrued for services rendered to the Corporation in all capacities during the years ended December 31, 1998, December 31, 1999 and December 31, 2000 for the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation (collectively, the "named executive officers").

                          SUMMARY COMPENSATION TABLE


                                                                                                           LONG TERM
                                                    ANNUAL  COMPENSATION                                  COMPENSATION
                                                    --------------------                                  ------------
                                                                                      OTHER          SHARES
                                                                                     ANNUAL         UNDERLYING       ALL OTHER
                                                     SALARY          BONUS         COMPENSATION      OPTIONS        COMPENSATION
 NAME AND PRINCIPAL POSITION              YEAR       ($) (1)          ($)            ($) (2)          (#)               ($)
 ---------------------------              ----       -------          ----           -------          ----              ---
 Capers W. McDonald................       2000       352,586        103,250           5,100            ---           54,306 (3)
   President, Chief Executive             1999       303,944         20,000           4,800          18,300             ---
   Officer and Director                   1998       290,700           ---            4,800          20,000             ---

 Michael E. Wiebe, Ph.D. ..........       2000       198,207         67,851           5,100          12,000           2,604 (4)
   Vice President, Regulatory             1999       184,614         28,000 (5)       4,800          26,700          14,133 (4)
   Affairs and Quality                    1998        70,581          ---             ---            30,000             ---
   Assurance; Vice President,
   Research and Development;
   and Chief Scientific Officer

 John A. Gilly, Ph.D. (6)..........       2000       198,172         39,008           5,100          10,000             ---
   Vice President, Manufacturing          1999         ---             ---             ---             ---              ---
                                          1998         ---             ---             ---             ---              ---

 David Jacobson-Kram, Ph.D. (6)....       2000       196,165         83,795           5,100          10,000          7,718 (7)
   Vice President, Toxicology and         1999         ---             ---             ---             ---              ---
   Laboratory Animal Health               1998         ---             ---             ---             ---              ---
   Services

 Allan J. Darling,  Ph.D. (6)......       2000       173,329         49,456           5,100           6,000             ---
   Vice President, Biosafety              1999         ---             ---             ---             ---              ---
   Testing                                1998         ---             ---             ---             ---              ---

----------
  (1)   Includes amounts deferred pursuant to the Corporation's 401(k) Plan.

  (2)   Consists of the Corporation's contributions under its 401(k) Plan.

  (3) Consists of taxable compensation associated with the exercise of non-qualified stock options.

  (4) Consists of the Corporation's payment of a portion of relocation costs.

  (5) Includes an $8,000 hiring bonus paid to Dr. Wiebe when he joined the Corporation.

  (6)   Became an executive officer of the Corporation on May 17, 2000.

  (7) Consists of the Corporation's payment of cash in lieu of exercise of stock options.

OPTION GRANTS

    The following table sets forth certain information regarding options granted by the Corporation to the named executive officers during 2000.


                                            OPTION GRANTS IN LAST FISCAL YEAR
                                                    INDIVIDUAL GRANTS
                                ------------------------------------------------------------
                                 NUMBER OF                                                       POTENTIAL REALIZABLE VALUE AT

                                   SHARES         PERCENT OF TOTAL                                 ASSUMED ANNUAL RATES OF

                                 UNDERLYING       OPTIONS GRANTED   EXERCISE                      STOCK PRICE APPRECIATION FOR

                                  OPTIONS         TO EMPLOYEES IN    PRICE                               OPTION TERM
                                                                                                      ----------------
NAME                            GRANTED (#)(1)      FISCAL YEAR    ($/SHARE)   EXPIRATION DATE         5% ($)      10% ($)
----                            --------------      -----------    ---------   ---------------         ------      -------
Capers W. McDonald ..........        ---                ---          ---              ---               ---           ---
Allan J. Darling, Ph.D.......       6,000              2.37%         5.69         7/25/2010           21,470        54,410
John A. Gilly, Ph.D..........      10,000              3.94%         5.69         7/25/2010           35,784        90,684
David Jacobson-Kram, Ph.D....      10,000              3.94%         5.69         7/25/2010           35,784        90,684
Michael E. Wiebe, Ph.D.......      12,000              4.73%         5.69         7/25/2010           42,941       108,821

------------
(1) All options granted to the named executive officers during 2000 have a term of ten years and vest in 20% increments over five years beginning on the date of grant.

OPTION EXERCISES

     The following table provides information with respect to options exercised by the named executive officers during 2000 and the number and value of unexercised options held by the named executive officers as of December 31, 2000.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES



                                                                              NUMBER OF SHARES

                                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED

                                                                             OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS

                                                                                 YEAR-END (#)          AT FISCAL YEAR-END ($)(1)
                                      SHARES ACQUIRED       VALUE        ---------------------------   --------------------------

NAME                                  ON EXERCISE (#)  REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----                                  ---------------  ---------------   -----------   -------------   -----------  -------------
Capers W. McDonald.............            208,778        1,278,631         9,800          21,600         12,366       65,952
Allan J. Darling, Ph.D.........              ---             ---           11,958          18,667         66,648       57,072
John A. Gilly, Ph.D. ..........              ---             ---            6,400          35,600         29,600      194,000
David Jacobson-Kram, Ph.D. ....              ---             ---            3,634          16,665         11,131       83,009
Michael E. Wiebe, Ph.D.........              ---             ---           18,700          50,000         68,938      192,200

----------
  (1) For the purposes of this calculation, value is based upon the difference between the exercise price and $13.25 per share, the closing price of the Corporation's common stock on December 29, 2000 as reported by Nasdaq Stock Market.

401(k) PLAN

     The Corporation maintains a retirement plan (the "401(k) Plan") intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code (the "Code"). The 401(k) Plan is a defined contribution plan that covers employees of the Corporation at least 21 years of age who have been employed by the Corporation for at least 90 days. Employees may contribute up to 15% of their annual wages (subject to an annual limit prescribed by the Code) as pretax, salary-deferred contributions. The Corporation may, in its discretion, match employee contributions up to a maximum of 6% of annual wages. The Corporation's contribution to the 401(k) Plan for the year ended December 31, 2000 was approximately $350,000.

AUDIT COMMITTEE REPORT

     The Audit Committee reviews the Corporation's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, and the Corporation's independent auditors are responsible for expressing an opinion on the conformity of its audited financial statements to generally accepted accounting principles. In this context, the Audit Committee has:

     - reviewed and discussed the Corporation's 2000 audited financial statements with management;

     - discussed with PricewaterhouseCoopers LLP, the Corporation's independent auditors, the matters required to be discussed by SAS 61, Communication with Audit Committees;

     - received from the Corporation's independent auditors the written disclosures required by ISB Standard No. 1 and discussed with them their independence from the Corporation and its management; and

     - considered whether the independent auditors' provision of information-technology and other non-audit services to the Corporation is compatible with the auditors' independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                   AUDIT COMMITTEE

                                   GORDON J. LOUTTIT (Chairman)
                                   SIDNEY R. KNAFEL
                                   VICTORIA HAMILTON

                                       * * * * *

AUDIT FEES

     The aggregate fees for professional services rendered for the audit of the Company' annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for the fiscal year ended December 31, 2000 were $220,000, of which $127,600 have been billed.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by PricewaterhouseCoopers LLP for financial information systems design and implementation services for the fiscal year ended December 31, 2000.

ALL OTHER FEES

     The aggregate fees billed for services rendered by PricewaterhouseCoopers LLP, other than the fees discussed in the foregoing paragraphs, were $236,279, of which $114,489 related to tax services and $121,790 related to management consulting services.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors determines the compensation paid to each of the Corporation's executive officers and administers the Amended and Restated BioReliance 1997 Incentive Plan.

EXECUTIVE COMPENSATION POLICY

     The primary objectives of the Corporation's executive compensation policy are:

       - to attract, motivate and retain talented executives by providing compensation that is competitive with the compensation paid to executives at comparable companies in the contract service organizations ("CSO") industry and related service industries;

       - to maintain compensation levels that are consistent with the Corporation's financial objectives and operating performance;

       - to reinforce strategic financial and operating performance objectives through the use of annual incentive programs; and

       - to align the interests of executive officers and stockholders through bonuses based on the Company's performance and by providing equity compensation.

     The Compensation Committee reviews this policy annually and determines whether, in its judgment, the compensation levels of the Corporation's executive officers meet these stated objectives and serve the best interests of the Corporation and its stockholders. The Compensation Committee also reviews the Corporation's compensation policy in relation to the Corporation's financial performance, annual budgeted financial goals and position in the industry.

COMPENSATION OF EXECUTIVE OFFICERS

     The Corporation's compensation program currently consists of base salary and incentive compensation (in the form of cash bonuses and/or stock options). In reviewing and setting executive compensation, the Compensation Committee reviews the annual compensation packages of its executive officers in light of the Corporation's executive compensation policy for that year. In addition to corporate performance, the Committee considers the level of experience and responsibilities of each executive officer as well as the personal contributions a particular individual may make to the success of the Corporation. Factors such as leadership skills, analytical skills and organizational development are important qualitative factors. No relative weight is assigned to these qualitative factors, which the Committee applies subjectively.

     BASE SALARY. The Corporation strives to offer competitive base salaries in comparison to the local market, CSO industry, and other related service industry practices. In determining whether an increase in base salary for executive officers was appropriate for fiscal 2000, the Compensation Committee considered the salary ranges of industry competitors, each executive officer's experience generally and with the Corporation specifically, and each executive's contributions to the Corporation. The Corporation hired two new executive officers during 2000 - John L. Coker as Vice President, Finance and Administration, Chief Financial Officer and Treasurer, who joined the Corporation in June 2000 and Ronald R. Baker as Vice President, Sales and Marketing, who joined the Corporation in December 2000. In setting base salaries for Messrs. Coker and Baker, the Committee took into account the salary ranges of industry competitors, their prior experiences and expected contributions to the Corporation, and the relative importance of their positions in terms of achieving corporate objectives. The Corporation increased the base salaries of all of its executive officers during 2000 except Messrs. Coker and Baker.

     INCENTIVE COMPENSATION. The Compensation Committee believes that incentive compensation for executive officers should be linked primarily to the Corporation's operating performance. Incentive compensation may consist of cash bonuses and/or equity compensation.

        Cash Bonuses. Executive officers may receive cash bonuses based on (1) the Corporation's actual performance during the fiscal year compared to the financial targets approved by the Board of Directors through the annual plan and budget, as well as subsequent internal projections and (2) their individual contribution toward achieving these performance goals. Each executive officer, with the exception of Mr. Baker, received a bonus for fiscal year 2000.

        Equity Compensation. Executive officers are eligible to receive stock options or other equity-based awards under the Amended and Restated BioReliance 1997 Incentive Plan. It is the Compensation Committee's policy to award stock options to each executive officer when he or she joins the Corporation. Thereafter, the Compensation Committee, at its discretion, makes periodic grants to reward the performance of executive officers and to provide incentives for future performance. Although executive officers may receive stock options or other equity awards based on the Corporation's financial performance, as well as on his or her individual performance, there is no established formula or criteria for grants under the Amended and Restated BioReliance 1997 Incentive Plan, and options or other awards may be granted on a subjective basis at intervals determined by the Compensation Committee. Options are generally granted for a term of ten years and, with some exceptions, vest in 20% increments over five years from the date of grant. The exercise price of all options is set at the fair market value of the stock on the date of grant.

     During 2000, the Compensation Committee granted incentive stock options to purchase 30,000 shares of common stock at an exercise price of $4.94 to Mr. Coker and 12,000 shares of common stock at an exercise price of $12.13 to Mr. Baker upon their joining the Corporation. In addition, the Compensation Committee approved the grants of incentive stock options to other executive officers during 2000. These options have a term of 10 years and vest in 20% increments over five years.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Committee believes that the compensation of the Chief Executive Officer is consistent with the above policies concerning executive compensation and appropriately reflects the Corporation's financial objectives and operating performance. Of particular importance for fiscal 2000 were performance criteria relating to sequential improvement in Corporate financial performance relating to revenue, operating income and net income, as well as performance in elements of financial control and developing the Corporation's manufacturing business.

     Base Salary. The Compensation Committee increased Mr. McDonald's base salary from $300,000 in 1999 to $350,000 in 2000. The Compensation Committee determined, on a subjective basis, that this base salary was appropriate, considering market conditions and competitive compensation levels. In addition, Mr. McDonald's 2000 compensation package was subject to the same qualitative performance criteria as other executive officers of the Corporation.

     Cash Bonus. Mr. McDonald received a cash bonus for fiscal 2000 of $103,250, which was determined based on performance criteria related to the Corporation's sequential improvement in financial performance as well as other appropriate factors during fiscal 2000.

     Equity Compensation. Mr. McDonald did not receive any additional equity compensation during 2000, since the Compensation Committee determined, on a subjective basis, that his current equity compensation was appropriate, considering market conditions and competitive compensation levels.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Under Section 162(m) of the Internal Revenue Code, a public company may not deduct more than $1 million in compensation paid to one of its senior executive officers, unless the excess amount is performance-based compensation satisfying certain rules. The Corporation's stock option plans are designed to qualify under the performance-based compensation requirements of this provision. Due to current salary levels and anticipated bonus targets, the Committee believes that it is unlikely that application of Section 162(m) will prevent the Corporation from claiming a deduction for the amount of compensation paid to senior executive officers.

                             COMPENSATION COMMITTEE

                             WILLIAM J. GEDALE (Chairman)
                             SIDNEY R. KNAFEL
                             LEONARD SCHERLIS, M.D.

                        STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the yearly percentage change in the cumulative total stockholder return on the Corporation's common stock based on the market price of the common stock against the cumulative total return on the Nasdaq Composite Index, and the Nasdaq Health Services Index for the period commencing on July 29, 1997, the first day of public trading after the Corporation's initial public offering, and ending December 31, 2000. The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for the applicable period assumes that $100 was invested on July 29, 1997 in each of BioReliance Corporation (at the closing price for the day), the Nasdaq Composite Index and the Nasdaq Health Services Index.


                 COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
          BIORELIANCE CORPORATION, THE NASDAQ HEALTH SERVICES INDEX,
                        AND THE NASDAQ COMPOSITE INDEX

                           [TOTAL RETURN LINE GRAPH]



                                                      CUMULATIVE TOTAL RETURN INDEX
                                           ---------------------------------------------------
                                            7/29/97   12/31/97   12/31/98  12/31/99   12/31/00
                                            -------   --------   --------  --------   --------
BIORELIANCE CORPORATION            BREL     100.00     124.32      43.24     30.91      71.62
NASDAQ COMPOSITE INDEX                      100.00     101.03     142.47    264.77     159.31
NASDAQ HEALTH SERVICES INDEX                100.00      98.08      83.14     66.89      91.71

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under U.S. securities laws, directors, executive officers and persons holding more than 10% of BioReliance's common stock must report their initial ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports, and BioReliance must identify in this Proxy Statement those persons who did not file these reports when due. BioReliance believes that all of its directors, executive officers and holders of more than 10% of its stock complied with their applicable filing requirements for 2000, except that Form 3's were filed late for Drs. Darling, Gilly and Jacobson-Kram and Mr. Baker due to a misunderstanding as to their status as executive officers under the reporting provisions of Section 16.



                            STOCKHOLDER PROPOSALS

     In order for proposals of stockholders to be considered for inclusion in the proxy statement for the 2002 Annual Meeting of Stockholders of the Corporation, such proposals must be received by the Corporate Secretary of the Corporation by December 31, 2001.

     The Corporation's bylaws require stockholders to provide advance written notice of director nominations and other proposals to be considered at a meeting of the stockholders. Under the bylaws, in order for director nominations or other proposals to be considered at the 2002 Annual Meeting of Stockholders, they must be delivered to the Corporate Secretary of the Corporation not less than 60 nor more than 90 days before the date of the preceding year's annual meeting, or by April 16, 2002 but no sooner than March 16, 2002. The written notice required for director nominations and other proposals must contain certain information about the stockholder making the nomination or proposal, as well as information about the director nominee or proposal, as the case may be.

                                 PROPOSAL II
                         RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT AUDITORS

     The Board of Directors has selected PricewaterhouseCoopers to serve as the Corporation's independent auditors for the current year. A proposal to ratify the appointment of PricewaterhouseCoopers will be presented at the Annual Meeting. A representative of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement and respond to any questions that might arise. The affirmative vote of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting is necessary to ratify the appointment of PricewaterhouseCoopers. The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers as the Corporation's independent auditors.

     The Audit Committee recommended, and the Board approved, the appointment of PricewaterhouseCoopers LLP as independent accountants for 2000. The Board would like stockholders to ratify this appointment even though ratification is not legally necessary. Should the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Board of Directors may consider this as an indication to select other auditors for the following year.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL II.


                                MISCELLANEOUS

     Management knows of no business to be brought before the Annual Meeting of Stockholders other than as set out above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote such proxy thereon in accordance with their judgment.

     Even if you plan to attend the meeting in person, please sign, date and return the enclosed proxy promptly. If you attend the meeting, the proxy will be voided at your request and you can vote in person. A postage-paid return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your immediate attention will be appreciated.

                                            By Order of the Board of Directors


                                        /s/ John L. Coker
                                            John L. Coker, Secretary

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                            BIORELIANCE CORPORATION

                                 JUNE 13, 2001







             \/ Please Detach and Mail in the Envelope Provided \/

                         _
A [X] PLEASE MARK YOUR  |                                                                                                |
      VOTES AS IN THIS                                                                                                   |
      EXAMPLE.                                                                                                           |____

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

                       FOR     WITHHELD                                                                        FOR  AGAINST  ABSTAIN
  1. Election of two   [ ]       [ ]       NOMINEES:  William J. Gedale     2. To ratify the appointment of    [ ]    [ ]      [ ]
     Class I                                          Gordon J. Louttit        PricewaterhouseCoopers LLP as
     Directors to                                                              the independent auditors for
     serve three-year terms, expiring in 2004.                                 the fiscal year ending
                                                                               December 31, 2001.
  For all nominees except as noted below.
                                                                            3. To transact such other business as may properly come
                                                                               before the meeting.
  ---------------------------------------------------
                                                                            PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN
                                                                            PROMPTLY IN THE ENCLOSED ENVELOPE.










Signature___________________________________  Date:______________  Signature___________________________________  Date:______________

NOTE: Please date and sign exactly as your name appears herein. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

                            BIORELIANCE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints John L. Coker and James R. Stock, and each of them, his or her true and lawful agents and proxies, with full power of substitution, to vote all of the shares of Common Stock, par value $.01, of BioReliance Corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 13, 2001, at 10:00 A.M., local time, to be held at 14920 Broschart Road, Rockville, Maryland 20850, and at an adjournment thereof, on all matters coming before the meeting.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)